CONSENT OF INDEPENDENT ACCOUNTANTS




The Board of Trustees
The Jefferson Fund Group Trust:


We consent to the use of our report incorporated by reference and the reference to our firm under the headings "Financial Highlights" in the Prospectus and "Investment Advisory and Other Services" in the Statement of Additional Information.

                                     /s/ KPMG LLP


Chicago, Illinois
January 2, 2002